Exhibit 99.1

NEWS RELEASE

Contact:        David Kimichik        Elise Chittick        Scott Eckstein
Chief Financial Officer        Investor Relations    Financial Relations Board
(972) 490-9600        (972) 778-9487    (212) 827-3766

ASHFORD HOSPITALITY TRUST COMPLETES $112.6 MILLION FINANCING ON RENAISSANCE NASHVILLE AND WESTIN PRINCETON
DALLAS, December 27, 2012 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that the Company, along with its joint venture partner, has closed a $112.6 million loan secured by the Renaissance Hotel in Nashville, Tennessee and the Westin Hotel in Princeton, New Jersey. These hotels are part of the Company’s Highland Hospitality Portfolio of which Ashford has a 71.74% ownership interest. Terms described in this press release refer to 100% of the loan indebtedness unless otherwise indicated.
The new financing, which has a five-year term and bears interest at a fixed interest rate of 4.44%, replaces two existing loans with a combined balance of $76.8 million and a weighted average interest rate of 6.05%. At closing, $30 million of the excess loan proceeds were deposited into reserve accounts to be used predominantly for future capital expenditures and $3.8 million were used to pay down the mezzanine debt balance on the overall Highland Hospitality Portfolio.
“This transaction completes the refinancing of the three CIGNA loans in our Highland Hospitality Portfolio.” said Monty J. Bennett, Chief Executive Officer of Ashford Hospitality Trust. “With this financing, and the recently announced financing on the Hilton Boston Back Bay, we have increased the weighted average maturity of our debt, lowered our interest expense, paid down more expensive debt with some of the excess proceeds, and reserved funds for future capital expenditures. We continue to actively pursue other early refinancing opportunities in our portfolio to capitalize on the current attractive debt capital markets.”
Ashford is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure. Additional information can be found on the Company's website at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford's filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property's annual net operating income by the purchase price. Net operating income is the property's funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations ("FFO"), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from sales of properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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